Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2014 (June 13, 2014 as to Notes 1, 3, 20, and 22), relating to the consolidated financial statements of DCP Midstream Partners, LP and subsidiaries (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph referring to the retrospective adjustment for the acquisition of the 100% ownership in DCP Lucerne 1 Plant, LLC acquired on March 28, 2014, from DCP Midstream, LLC, which has been accounted for in a manner similar to a pooling of interests) appearing in the Current Report on Form 8-K of DCP Midstream Partners, LP dated June 13, 2014, and our report dated February 26, 2014 relating to the effectiveness of DCP Midstream Partners, LP’s and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of DCP Midstream Partners, LP for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

June 20, 2014